Dear Shareholders, Our strong Q2 results demonstrate our consistent execution towards our vision of powering the future of grocery through technology. As the leading online grocery marketplace, our scale and critical advantages continue to help us serve our customers, retailers, brands, and shoppers better. At the same time, we’re investing in an ambitious portfolio of longer-term bets that are starting to show promise and have the ability to unlock new growth opportunities. In Q2, we achieved GTV of $8,194 million, a 10% increase year-over-year, alongside robust GAAP net income, adjusted EBITDA, and operating cash flow. We’re continuing to drive operating efficiencies, which gives us the ability to reinvest in initiatives to extend our lead and accelerate online grocery adoption, while expanding profitability. We’re excited to build on our momentum in Q3 and beyond. Millions of people trust Instacart to help feed their families on a weekly and monthly basis. And, over the past year, approximately 25 million people used our service. This gives us a tremendous opportunity to deepen engagement with infrequent customers while continuing to attract more new users to Instacart. We aim to achieve this by continually raising the bar across the most important dimensions of online grocery: ● Selection: We already offer the best grocery selection, and now we’ve added hundreds of thousands of restaurants to Instacart through our partnership with Uber Eats. This means customers can get groceries for the week and dinner for the night all from our app. Early data affirms our belief that restaurants can be incremental to grocery by attracting new customers to our ecosystem and increasing order frequency for existing ones, especially Instacart+ members. We're also seeing higher average basket sizes for restaurant orders than those on other platforms. Longer term, we believe we can create a flywheel effect where restaurants help grow our grocery orders too. We’re further strengthening our selection lead by adding new retailers to our marketplace, like Sally Beauty, and expanding our coverage with retailers like The Home Depot. We also power the owned and operated websites for more than 600 retail banners and recently revamped our Storefront technology, which is driving additional growth for these partners. So far this year, we’ve launched e-commerce storefronts for over 30 new retailers, including regional favorites like Bi-Rite, Coborn’s, and Woodman’s. Finally, we continue to launch new services with key partners — whether it’s launching EBT SNAP with four more large retailers, launching nationwide pickup and virtual convenience delivery across Albertsons' largest banners, or expanding our FoodStorm ordering kiosks pilot to additional Sprouts Farmers Market stores soon. The list goes on. ● Convenience: Customers choose Instacart for its convenience and time-saving benefits, and that's why we continue to make our service faster across all our delivery options — standard, priority, and scheduled — in addition to pickup. Two-thirds of our repeat customers used more than one of these options in the last quarter, highlighting that in addition to speed, they value the choice and flexibility we offer depending on the occasion. 1

Our Instacart Business initiative extends the convenience of our service to companies that need to restock office supplies and snacks, or restaurants that have a last-minute need for ingredients. More than 1 million business customers placed an order with us in the last year1, which is exciting because business customers typically make larger and more frequent orders than household customers. To better support these customers, we’re converting more of them to our business profiles, which offer features like multi-seat accounts and receipt exporting. In Q2, we launched new enterprise partnerships with HVN Travel Group and PetSmart, and expanded our partnership with Industrious. As we expand Instacart Business, we think there’s a lot more we can do to further optimize the B2B operations for more food and beverage accounts. ● Affordability: The cost of groceries continues to be top of mind for consumers, which is why we have a multi-pronged affordability strategy. This includes: ○ Giving Instacart customers access to as many in-store savings as possible through a variety of tactics, from loyalty integrations to our new flyers product, which digitizes retailers’ traditional printed grocery circulars on our app. 90% of customers will soon have access to three or more flyers, which will help drive additional savings as more than 20% of flyer visits currently result in customers adding items to their cart. ○ Working with retailers to better optimize their pricing strategies. For example, by equipping a large grocer with our Eversight pricing solution, we helped them shift from marked-up prices to same-as-in-store prices on key value items. This led to a big win for this retailer as it accelerated this part of their business to year-over-year growth that outpaced our overall GTV growth in Q2. ○ Developing even more affordable delivery options. All consumers — including non-Instacart+ members — now have access to a $0 delivery option on every grocery order through our new Super Saver delivery windows. We believe this can help drive adoption of grocery delivery, as new users are more likely to choose a later delivery window to save on fees. ● Quality: The importance of order accuracy cannot be overstated. Whether or not a customer gets all of the items they ordered is often a make-or-break moment, leading to either a future power user or to an infrequent, or even worse, churned customer. Our operating scale and purpose-built grocery technology already ensures that we have best-in-class found and fill rates on a per-item basis. But, getting this right across complex, big-basket grocery orders with over a dozen items is an even higher bar. In Q2, our “perfect order fill rate” — meaning every item was either found or replaced to the customer’s satisfaction — increased by over 11 percentage points compared to 2022, marking 9 consecutive quarters of year-over-year improvement. While we will keep working to improve this metric further, the progress we’ve made highlights the strength and leadership of our inventory insights and replacement technologies. We’re also utilizing AI to enhance customer support efficiency. In the past, our automated support service was high friction, directing customers to lengthy help articles and requiring multiple steps to reach an agent for additional assistance. Now, customer inquiries resolved with Carebot, our new AI-powered customer support technology, take an average of under 3 minutes. With Carebot, we’re also reducing the percentage of requests that require an agent, while providing better service. Looking forward, we plan to scale and refine Carebot’s capabilities to further assist our customers and develop solutions to support shoppers. 1 Based on completed orders by customers with a business profile or using a business credit card. 2

In short, every single part of our growth formula is getting better. This is reflected not just in our strong Q2 operating results, but also in our growth of paid Instacart+ members, which has outpaced the growth of monthly active orderers. On the advertising side, our over 6,000 active brand partners, big and small, continue to value our leading performance, measurement, data, and product innovation. In particular, CPGs are eager to find new digital merchandising solutions that simply can’t exist in physical stores. This opportunity shaped our new ad formats — Recipes, Occasions, and Bundles — which will help brands showcase their products in relevant contexts to inspire discovery. We’re also applying our leading advertising capabilities to over a hundred retailers’ owned and operated sites, and with Carrot Ads, we’re allowing our partners to participate in retail media with minimal startup costs. Separately, we are deploying new retail-powered media capabilities across YouTube as well as Meta’s social platforms, like Facebook and Instagram. Put together, Instacart Ads is a trusted one-stop shop for CPGs looking to drive more targeted, shoppable, and measurable reach across our marketplace, retailers' sites, and media channels. As retail media continues to grow fast, CPGs are looking for at-scale, cross-channel partners to invest with. Caper Carts, our AI-powered smart carts, can greatly contribute to building this scale in the future, while helping grocers create a completely new revenue stream. In fact, up to 44% of Caper Cart sessions included at least one clipped coupon for one of our retailers, an early sign of how we can drive purchase decisions from Caper Cart’s digital screen. Since my last letter, we rolled out more carts with Kroger and Wakefern, launched new deployments with Price Chopper and McKeever’s, and introduced Caper Carts internationally in partnership with ALDI in Austria. We also secured new commitments from several local independent grocers like Davis Food & Drug, Neiman Family Markets, and Rosauers. Overall, our business is performing well, and we’re making good progress on new growth initiatives that will set us up as an ever-more critical partner to retailers and advertisers. This, combined with our operating scale and critical advantages, has us well positioned to strengthen our lead as North America’s largest online grocery marketplace and to generate more shareholder value over time. This is why in Q2, we fully executed our initial $1 billion of share repurchase capacity and authorized a new $500-million buyback program. We have a lot of momentum to build on and remain focused on growing the pie for all our stakeholders. Fidji Simo Chief Executive Officer 3

Additional Business Updates Consumers We’re constantly investing in ways to make our service more personalized and interactive for our customers, while also helping them find more ways to save on Instacart. ● Expanded Family Accounts to all Instacart users — not just Instacart+ members. Early data shows a 35% increase in adoption rate, indicating that customers value shopping together with shared carts. ● Expanded Social Proof Badges to search results, ads carousels, and recommendation surfaces across Instacart Marketplace and white-label sites. These new badges highlight the top 10% of items in their categories and leverage data about purchase history — for example, "100+ bought yesterday" — to help customers make decisions faster and with more confidence. ● Partnered with New York Times Cooking to integrate “Buy the Recipe” links into their recipes, linking readers directly to Instacart Marketplace. Instacart+ members also receive a year of free access to New York Times Cooking, a $39.99 value. Retailers We’re continuing to deepen our integrations with retail partners on Instacart Marketplace and extend our enterprise and omnichannel technology and tools. ● Launched EBT SNAP acceptance with Family Dollar, Giant Eagle, Rite Aid, and Walgreens’ 15,000+ stores. ● Deepened our loyalty integrations with key retailers, including unlocking tiered membership sales with Costco and enabling loyalty validation with Ahold. As a result of our continued investment in our loyalty platform, we’ve seen a 40% year-over-year increase in loyalty savings per order. ● Launched new local-independent grocers on Storefront, our core white-label e-commerce experience, including Bruce’s Foodland, El Rancho Supermercado, Turnip Truck, and launched Coborn’s on Storefront Pro, our premium experience, in July. ● Launched our first distributor storefront with Orderve, part of Gordon Food Service, enabling business profile users in 14 markets to place a single order and receive multiple shipments from various facilities. This is a common use case for distributors and prepares us for opportunities in the future. ● Expanded our partnership with SpartanNash, an American wholesale food distributor and grocery store retailer. This expansion will enable the more than 2,100 independent grocers served by SpartanNash to more easily participate on the Instacart App. ● Launched FoodStorm with new independent grocers, including Food Emporium, The Market Place, and Ukrop’s Homestyle Foods. We’ve also added kiosks at 16 additional Food Bazaar locations. ● Welcomed new retailer DTLR to the Instacart Marketplace. DTLR is a JD Sports footwear and apparel banner with nearly 250 locations across 19 states. 4

Brands We continue to find new ways to partner with over 6,000 active brand partners to drive incremental growth and connect with high-intent customers. ● Introduced new display advertising formats — Recipes, Occasions, and Bundles — that allow brands to promote their products as part of specific occasions or use cases in a way that inspires discovery and purchase behaviors across different aisles. CPG brands that first piloted the new solutions include Mondelez, The J.M. Smucker Co., and HORMEL FOODS®. ● New off-platform retail-powered media partnerships: ○ Partnered with Meta, helping CPG brands move consumers from social feed to online shopping cart. Advertisers can leverage Instacart first-party audience data for more targeted reach in their scaled media buys across Facebook and Instagram — helping brands reach and inspire consumers outside of their grocery shopping routine. ○ Expanded our partnership with Google to YouTube, allowing select brand partners — including Clorox and Publicis Media’s CPG clients — to transform their YouTube ads with Instacart audience data and make these video ads instantly shoppable. ● Recently launched Carrot Ads with new partners, including Bi-Rite, Coborns, Weaver, andWoodmans. Carrot Ads allows Instacart to power the retail media networks on retailers’ owned and operated sites. ● Deepened our existing partnership with NBC Universal to launch “Virtual Concessions,” during the 2024 Olympic Games broadcast across NBCU properties. Viewers could seamlessly order snacks, beverages, and household items from CPG partners like Unilever and Hershey's. ● Launched several significant co-funded marketing campaigns with CPG partners, including a Back-to-School campaign with Babybel, JIF, JM Smuckers, Mondelez, OH Snap, PepsiCo, SCJohnson, Scottie’s and others in the U.S., along with Danone, Kellogg’s, and Mondelez in Canada. ● Kicked off an integration into the Instacart Developer Platform with ad agency holding company Omnicom. This integration will enable creator campaign content — such as recipes, projects, and “get ready with me” routines — to be made shoppable and ready for purchase via Instacart. ● Released new measurement case studies with Soom, WILDE, and Wow Bao, showcasing how Instacart Ads help brands maximize sales and increase brand recognition. Shoppers We’re constantly improving the shopping experience on Instacart so that the approximately 600,000 Instacart shoppers on our platform can continue delivering superior customer service. ● Updated several delivery processes, including a new feature that helps ensure order accuracy by requiring shoppers to scan a unique item before finalizing the delivery on certain multi-order batches. ● Began rolling out a new in-app shopper recognition initiative to celebrate shopper milestones such as their 100th order or highlighting their favorite retailers to shop at. ● Announced three new perks for shoppers, including online training and courses with Merit America, vehicle warranties from Cuvrd, and savings accounts with Stride Save. 5

Product Pantry Caper Cart Caper Cart is our AI-powered smart cart designed to streamline the checkout process, access new coupons and discounts, and provide personalized recommendations as customers shop Flyers Our new Flyers product transforms retailers’ traditional printed grocery circulars into a digital format so customers can easily browse the best deals and coupons 6

Q2’24 Financial Update Q2’24 Financial Highlights ● GTV of $8,194 million, up 10% year-over-year. ● Orders of 70.8 million, up 7% year-over-year. ● Total revenue of $823 million, up 15% year-over-year, representing 10.0% of GTV. ● Transaction revenue of $595 million, up 17% year-over-year, representing 7.3% of GTV. ● Advertising & other revenue of $228 million, up 11% year-over-year, representing 2.8% of GTV. ● GAAP gross profit of $623 million, up 18% year-over-year, representing 7.6% of GTV and 76% of total revenue. ● GAAP net income of $61 million, down $53 million year-over-year, representing 0.7% of GTV and 7% of total revenue. ● Adjusted EBITDA of $208 million, up 89% year-over-year, representing 2.5% of GTV and 25% of total revenue. GTV of $8,194 million was up 10% year-over-year and above the high end of our guidance range of $8,000 million to $8,150 million. The majority of our GTV increase was driven by orders of 70.8 million, up 7% year-over-year. Average order value (AOV) of $116, increased 3% year-over-year. Total revenue was $823 million, up 15% year-over-year, primarily driven by GTV growth and increases in transaction revenue and advertising & other revenue as described below. 7

Transaction revenue was $595 million, up 17% year-over-year, representing 7.3% of GTV, compared to 6.8% of GTV in Q2'23. The year-over-year increase as a percentage of GTV was driven by fulfillment efficiencies and the lapping of one-time retailer credits and concessions in the prior year quarter, partially offset by ongoing re-investment in consumer incentives. Advertising & other revenue was $228 million, up 11% year-over-year, reflecting our ongoing ability to drive sales growth and return on ad spend for our brand partners. Advertising & other investment rate was consistent with the prior year quarter at 2.8%. GAAP gross profit was $623 million, up 18% year-over-year. It now represents 7.6% of GTV and 76% of total revenue compared to 7.1% of GTV and 74% of total revenue in Q2'23. The year-over-year increase in GAAP gross profit as a percent of GTV was primarily driven by the year-over-year increase in transaction revenue as a percent of GTV for the reasons discussed above. 8

GAAP total operating expenses of $571 million represented 7.0% of GTV compared to 5.5% in Q2'23. The year-over-year increase in GAAP total operating expenses as a percent of GTV was primarily due to the impact of stock-based compensation expense (SBC) following our IPO in September 2023. In Q2’24, SBC within total operating expenses represented 1.6% of GTV compared with 0.1% in Q2’23. Adjusted total operating expenses, which exclude the impact of SBC and certain other expenses, were $425 million and represented 5.2% of GTV compared to 5.7% of GTV in Q2'23. This year-over-year improvement was primarily driven by a decrease in adjusted R&D. GAAP net income of $61 million, was down $53 million year-over-year, representing 0.7% of GTV and 7% of total revenue. The year-over-year decline was primarily driven by higher SBC, which was up $132 million year-over-year, following our IPO in September 2023. Adjusted EBITDA of $208 million, was above the high end of our guidance range of $180 million to $190 million. This outperformance was primarily driven by our stronger-than-expected GTV and advertising & other revenue performances. Adjusted EBITDA represented 2.5% of GTV and 25% of total revenue and grew $98 million or 89% year-over-year. We also generated operating cash flow of $244 million, up $72 million year-over-year. 9

Q3’24 Financial Outlook We expect GTV of $8,100 million to $8,250 million, representing year-over-year growth of 8% to 10%. We expect the composition of this growth to continue to be driven more by orders growth than AOV growth. This outlook also assumes a modest growth contribution from restaurant orders in Q3. We expect adjusted EBITDA of $205 million to $215 million. This adjusted EBITDA outlook is up year-over-year on both an absolute and percent of GTV basis, while maintaining our flexibility to spend on marketing and consumer incentives to drive profitable long-term growth. We have not provided the forward-looking GAAP equivalent to our adjusted EBITDA or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation and related payroll tax expenses, certain legal and regulatory accruals and settlements, and reserves for sales and other indirect taxes. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that these reconciling items could have a significant effect on future GAAP results. Live Conference Call Instacart management will host a conference call to discuss the company's results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Tuesday, August 6. To access a live webcast of the conference call, please visit our Investor Relations website at https://investors.instacart.com. After the call concludes, a replay will be made available on the Investor Relations website. 10

Forward-Looking Statements This letter and the accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including without limitation statements regarding our financial outlook, including GTV and adjusted EBITDA growth, trends in our business, our plans and expectations regarding products, features, and partnerships, including expansion of our capabilities and services, the expected benefits to our business from strategic partnerships, developments in the grocery industry at-large, our ability to generate shareholder value, our strategic priorities, investments, and initiatives, and our ability to drive sales and growth for our partners. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. The forward-looking statements contained in this letter and the accompanying oral presentation are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our ability to achieve or maintain profitability and profitable growth; our ability to effectively manage the increasing scale, scope, and complexity of our business; our ability to operate our business and effectively manage our growth and margins under evolving and uncertain macroeconomic conditions; the impact of weather patterns; anticipated trends, growth rates, and challenges in our business, industry, and the markets in which we operate; our ability to attract and increase engagement of customers and shoppers; our ability to maintain and expand our relationships with retailers and advertisers; legal and governmental proceedings, new or changes to laws and regulations and other regulatory matters and developments, particularly with respect to the classification of shoppers on our platform; competition in our markets; our ability to expand our offerings to existing or new customers, retailers, and advertisers and whether retailers and advertisers launch or utilize our offerings in the manner and timing that we expect; our ability to continue to grow across our current markets and expand into new markets; our estimated market opportunity; the occurrence of any security incidents or disruptions of service on our platform or technology offerings; our ability to develop new products, offerings, features, and use cases and bring them to market in a timely manner, and whether current and prospective customers, retailers, advertisers, and shoppers will adopt these new products, offerings, features, and use cases; our reliance on key personnel and our ability to attract, integrate, and retain management and skilled personnel; our ability identify, complete and achieve anticipated benefits from acquisitions, strategic investments, collaborations, commercial arrangements, alliances or partnerships; our ability to successfully integrate other businesses or our partners’ technologies that we acquire; and our reliance on third-party devices, operating systems, applications, and services that we do not control; as well as other risks described from time to time in our filings with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 10, 2024. 11

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter and the accompanying oral presentation primarily on information available to us as of the date of this letter and the accompanying oral presentation and our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we undertake no obligation, and do not intend, to update these forward-looking statements. Key Business Metrics We use the following key business metrics to help us evaluate our business, identify trends affecting our performance, formulate business plans, and make strategic decisions. ● Gross Transaction Value (GTV): We define GTV as the value of the products sold based on prices shown on Instacart, in addition to applicable taxes, deposits and other local fees, and customer tips, which go directly to shoppers, and customer fees, which include flat subscription fees related to Instacart+ that are charged monthly or annually, and other fees. GTV consists of orders primarily completed through Instacart Marketplace or services that are part of the Instacart Enterprise Platform. We believe that GTV indicates the health of our business, including our ability to drive revenue and profits, and the value we provide to our constituents. ● Orders: We define an order as a completed customer transaction to purchase goods for delivery or pickup primarily from a single retailer on Instacart during the period indicated, including those completed through Instacart Marketplace or retailers’ owned and operated online storefronts that are powered by Instacart Enterprise Platform. We believe that orders are an indicator of the scale and growth of our business as well as the value we bring to our constituents. Non-GAAP Financial Measures We use the following non-GAAP financial measures in conjunction with GAAP measures to assess performance, to inform the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to discuss our business and financial performance with our board of directors. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. 12

Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin.We define adjusted EBITDA as net income, adjusted to exclude (i) provision for income taxes, (ii) interest income, (iii) other income (expense), net, (iv) depreciation and amortization expense, (v) stock-based compensation expense, (vi) payroll taxes related to stock-based compensation expense, (vii) certain legal and regulatory accruals and settlements, net, (viii) reserves for sales and other indirect taxes, and (ix) acquisition-related expenses. We define adjusted EBITDA margin as adjusted EBITDA as a percent of total revenue. We use adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. Because adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance, including as an indication of our total revenue growth and operating efficiencies when compared to GTV and total revenue over time, we use them to evaluate the effectiveness of our strategic initiatives and for business planning purposes. We also believe that adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin, when taken collectively, may be useful to investors because they provide consistency and comparability with past financial performance, so that investors can evaluate our operating efficiencies by excluding certain items that may not be indicative of our business, results of operations, or outlook. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, rating agencies, and other parties in evaluating companies in our industry as a measure of operational performance. Adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin should not be considered as alternatives to net income, net income as a percent of GTV, net income as a percent of total revenue, or any other measure of financial performance calculated and presented in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin rather than net income, net income as a percent of GTV, and net income as a percent of total revenue, which are the most directly comparable GAAP measures. Some of these limitations are that each of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin: ● excludes stock-based compensation expense; ● excludes payroll taxes related to stock-based compensation expense; ● excludes depreciation and amortization expense, and although these are non-cash expenses the assets being depreciated may have to be replaced in the future, increasing our cash requirements; ● does not reflect the positive or adverse adjustments related to the reserve for sales and other indirect taxes or certain legal regulatory accruals and settlements; ● does not reflect interest income which increases cash available to us; ● does not reflect other income that may increase cash available to us; ● does not reflect other income and expense that includes unrealized and realized gains and losses on foreign currency exchange; and ● does not reflect provision for or benefit from income taxes that reduces or increases cash available to us. Adjusted Cost of Revenue and Adjusted Cost of Revenue as a Percent of GTV.We define adjusted cost of revenue as cost of revenue excluding depreciation and amortization expense and stock-based compensation expense. 13

Adjusted Operations and Support Expense and Adjusted Operations and Support Expense as a Percent of GTV. We define adjusted operations and support expense as operations and support expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted Research and Development Expense and Adjusted Research and Development Expense as a Percent of GTV.We define adjusted research and development expense as research and development expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted Sales and Marketing Expense and Adjusted Sales and Marketing Expense as a Percent of GTV.We define adjusted sales and marketing expense as sales and marketing expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, acquisition-related expenses, and restructuring charges. Adjusted General and Administrative Expense and Adjusted General and Administrative Expense as a Percent of GTV.We define adjusted general and administrative expense as general and administrative expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, restructuring charges, and issuance costs related to the issuance of our Series A Preferred Stock. Adjusted Total Operating Expenses and Adjusted Total Operating Expenses as a Percent of GTV. We define adjusted total operating expenses as the sum of adjusted operations and support expense, adjusted research and development expense, adjusted sales and marketing expense, and adjusted general and administrative expense. We exclude depreciation and amortization expense and stock-based compensation expense from our non-GAAP financial measures as these are non-cash in nature. We exclude payroll taxes related to the vesting and settlement of certain equity awards, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, restructuring charges, and issuance costs related to the issuance of our Series A Preferred Stock as these are not indicative of our operating performance. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies, which reduce their usefulness as comparative measures. In addition, other companies may not publish these or similar measures. Further, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. We encourage investors to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this letter for the reconciliation of GAAP to non-GAAP results. 14

MAPLEBEAR INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions) As of December 31, As of June 30, 2023 2024 ASSETS Current assets: Cash and cash equivalents $ 2,137 $ 1,434 Short-term marketable securities 49 9 Accounts receivable, net 853 888 Restricted cash and cash equivalents, current 137 128 Prepaid expenses and other current assets 129 126 Total current assets 3,305 2,585 Restricted cash and cash equivalents, noncurrent 19 19 Property and equipment, net 135 174 Operating lease right-of-use assets 31 26 Intangible assets, net 77 64 Goodwill 318 318 Deferred tax assets, net 830 802 Other assets 12 39 Total assets $ 4,727 $ 4,027 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 72 $ 57 Accrued and other current liabilities 451 466 Operating lease liabilities, current 13 13 Deferred revenue 197 214 Total current liabilities 733 750 Operating lease liabilities, noncurrent 27 19 Other long-term liabilities 40 37 Total liabilities 800 806 Series A redeemable convertible preferred stock 177 182 Stockholders’ equity: Preferred stock — — Common stock — — Additional paid-in capital 6,382 6,525 Accumulated other comprehensive income (loss) 3 (2) Accumulated deficit (2,635) (3,484) Total stockholders’ equity 3,750 3,039 Total liabilities, redeemable convertible preferred stock, and stockholders’ equity $ 4,727 $ 4,027 15

MAPLEBEAR INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions, except share amounts, which are reflected in thousands, and per share amounts) Three Months Ended June 30, Six Months Ended June 30, 2023 2024 2023 2024 Revenue $ 716 $ 823 $ 1,475 $ 1,643 Cost of revenue 189 200 366 406 Gross profit 527 623 1,109 1,237 Operating expenses: Operations and support 61 69 128 142 Research and development 130 185 257 300 Sales and marketing 166 203 327 387 General and administrative 51 114 128 212 Total operating expenses 408 571 840 1,041 Income from operations 119 52 269 196 Other income (expense), net 3 (1) 3 (2) Interest income 20 17 34 39 Income before provision for income taxes 142 68 306 233 Provision for income taxes 28 7 64 42 Net income $ 114 $ 61 $ 242 $ 191 Undistributed earnings attributable to preferred stockholders (114) — (220) — Accretion related to Series A redeemable convertible preferred stock — (3) — (5) Net income attributable to common stockholders, basic $ — $ 58 $ 22 $ 186 Undistributed earnings reallocated to common stockholders — — 5 — Net income attributable to common stockholders, diluted $ — $ 58 $ 27 $ 186 Net income per share attributable to common stockholders: Basic $ — $ 0.22 $ 0.30 $ 0.69 Diluted $ — $ 0.20 $ 0.27 $ 0.64 Weighted-average shares used in computing net income per share attributable to common stockholders: Basic 72,266 265,542 72,222 270,012 Diluted 72,266 286,256 99,334 290,983 16

MAPLEBEAR INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions) Three Months Ended June 30, Six Months Ended June 30, 2023 2024 2023 2024 OPERATING ACTIVITIES Net income $ 114 $ 61 $ 242 $ 191 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization expense 11 12 22 24 Stock-based compensation expense 4 136 9 145 Provision for bad debts 5 4 9 12 Amortization of operating lease right-of-use assets 4 3 7 6 Deferred income taxes 12 (14) 18 27 Other (9) 1 (7) 2 Changes in operating assets and liabilities, net of effects of business acquisitions: Accounts receivable 80 24 69 (49) Prepaid expenses and other assets — (20) 11 (22) Accounts payable 13 9 (41) (16) Accrued and other current liabilities (47) 29 (97) 20 Deferred revenue 2 2 20 18 Operating lease liabilities (3) (3) (7) (7) Other long-term liabilities (14) — (13) (2) Net cash provided by operating activities 172 244 242 349 INVESTING ACTIVITIES Purchases of marketable securities (80) (5) (80) (5) Maturities of marketable securities 140 16 191 44 Purchases of property and equipment, including capitalized internal-use software (13) (24) (22) (38) Other investing activities — — — (1) Net cash provided by (used in) investing activities 47 (13) 89 — FINANCING ACTIVITIES Taxes paid related to net share settlement of equity awards — (6) — (89) Proceeds from exercise of stock options — 25 — 74 Deferred offering costs paid — — (1) — Repurchases of common stock — (325) — (1,040) Other financing activities — 1 — — Net cash used in financing activities — (305) (1) (1,055) Effect of foreign exchange on cash, cash equivalents, and restricted cash and cash equivalents 3 (2) 3 (6) Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents 222 (76) 333 (712) Cash, cash equivalents, and restricted cash and cash equivalents - beginning of period 1,710 1,657 1,599 2,293 Cash, cash equivalents, and restricted cash and cash equivalents - end of period $ 1,932 $ 1,581 $ 1,932 $ 1,581 17

MAPLEBEAR INC. KEY BUSINESS METRICS AND RECONCILIATION OF GAAP TO NON-GAAP RESULTS (unaudited, in millions) Three Months Ended June 30, 2023 2024 Gross transaction value $ 7,472 $ 8,194 Orders 66.3 70.8 Net income $ 114 $ 61 Provision for income taxes 28 7 Interest income (20) (17) Other (income) expense, net (3) 1 Depreciation and amortization expense 11 12 Stock-based compensation expense 4 136 Payroll taxes related to stock-based compensation (1) — 6 Certain legal and regulatory accruals and settlements, net (2) (7) 4 Reserves for sales and other indirect taxes (3) (12) (2) Acquisition-related expenses (5) — Adjusted EBITDA $ 110 $ 208 Net income as a percent of GTV 1.5% 0.7 % Adjusted EBITDA as a percent of GTV 1.5% 2.5 % Total revenue $ 716 $ 823 Net income as a percent of total revenue 16% 7 % Adjusted EBITDA margin 15% 25% (1) Represents employer payroll taxes related to the vesting and settlement of certain equity awards. (2) Represents certain legal, regulatory, and policy expenses related to worker classification matters. (3) Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers. 18

MAPLEBEAR INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended				
	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024
Cost of revenue	$ 189	$ 203	$ 195	$ 206	$ 200
Depreciation and amortization expense	(6)	(7)	(6)	(7)	(8)
Stock-based compensation expense	—	(17)	(1)	(2)	(2)
Adjusted cost of revenue	$ 183	$ 179	$ 188	$ 197	$ 190
Cost of revenue as a percent of GTV	2.5 %	2.7 %	2.5 %	2.5 %	2.4 %
Adjusted cost of revenue as a percent of GTV	2.4 %	2.4 %	2.4 %	2.4 %	2.3 %
Operations and support	$ 61	$ 145	$ 71	$ 73	$ 69
Depreciation and amortization expense	(1)	—	—	(1)	—
Stock-based compensation expense [1]	—	(85)	(5)	—	(5)
Payroll taxes related to stock-based compensation [2]	—	(2)	—	(1)	(1)
Restructuring charges [3]	—	—	—	(2)	—
Adjusted operations and support	$ 60	$ 58	$ 66	$ 69	$ 63
Operations and support as a percent of GTV	0.8 %	1.9 %	0.9 %	0.9 %	0.8 %
Adjusted operations and support as a percent of GTV	0.8 %	0.8 %	0.8 %	0.8 %	0.8 %
Research and development	$ 130	$ 1,850	$ 205	$ 115	$ 185
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense [1]	(2)	(1,711)	(85)	21	(75)
Payroll taxes related to stock-based compensation [2]	—	(14)	—	(8)	(3)
Restructuring charges [3]	—	—	—	(9)	—
Adjusted research and development	$ 127	$ 124	$ 119	$ 118	$ 106
Research and development as a percent of GTV	1.7 %	24.7 %	2.6 %	1.4 %	2.3 %
Adjusted research and development as a percent of GTV	1.7 %	1.7 %	1.5 %	1.4 %	1.3 %
Sales and marketing	$ 166	$ 455	$ 179	$ 184	$ 203
Depreciation and amortization expense	(2)	(2)	(2)	(2)	(2)
Stock-based compensation expense [1]	(1)	(292)	(22)	(9)	(23)
Payroll taxes related to stock-based compensation [2]	—	(2)	—	(2)	(1)
Acquisition-related expenses	5	—	—	—	—
Restructuring charges [3]	—	—	—	(3)	—
Adjusted sales and marketing	$ 168	$ 159	$ 155	$ 168	$ 177
Sales and marketing as a percent of GTV	2.2 %	6.1 %	2.3 %	2.2 %	2.5 %
Adjusted sales and marketing as a percent of GTV	2.2 %	2.1 %	2.0 %	2.0 %	2.2 %

Q2 2024

19

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS (CONTINUED)

(unaudited, in millions)

	Three Months Ended				
	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024
General and administrative	$ 51	$ 568	$ 107	$ 98	$ 114
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense [1]	(1)	(500)	(29)	(19)	(31)
Payroll taxes related to stock-based compensation [2]	—	(6)	—	(2)	(1)
Certain legal and regulatory accruals and settlements, net [4]	7	—	(2)	(3)	(4)
Reserves for sales and other indirect taxes [5]	12	23	1	1	2
Restructuring charges [3]	—	—	—	(4)	—
Other [6]	—	(3)	—	—	—
Adjusted general and administrative	$ 68	$ 81	$ 76	$ 70	$ 79
General and administrative as a percent of GTV	0.7 %	7.6 %	1.4 %	1.2 %	1.4 %
Adjusted general and administrative as a percent of GTV	0.9 %	1.1 %	1.0 %	0.8 %	1.0 %

	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024
Total operating expenses	$ 408	$ 3,018	$ 562	$ 470	$ 571
Depreciation and amortization expense	(5)	(4)	(4)	(5)	(4)
Stock-based compensation expense [1]	(4)	(2,588)	(141)	(7)	(134)
Payroll taxes related to stock-based compensation [2]	—	(24)	—	(13)	(6)
Certain legal and regulatory accruals and settlements, net [4]	7	—	(2)	(3)	(4)
Reserves for sales and other indirect taxes [5]	12	23	1	1	2
Acquisition-related expenses	5	—	—	—	—
Restructuring charges [3]	—	—	—	(18)	—
Other [6]	—	(3)	—	—	—
Adjusted total operating expenses	$ 423	$ 422	$ 416	$ 425	$ 425
Total operating expenses as a percent of GTV [7]	5.5 %	40.3 %	7.1 %	5.6 %	7.0 %
Adjusted total operating expenses as a percent of GTV [7]	5.7 %	5.6 %	5.3 %	5.1 %	5.2 %

[1] The first quarter of 2024 includes a benefit related to the reversal of previously recognized stock-based compensation expense of $4 million, $79 million, $8 million, $4 million, and $95 million for O&S, R&D, S&M, G&A, and total operating expenses, respectively, for unvested equity awards for executive departures in the first quarter of 2024 and for terminated employees in connection with the restructuring plan, as applicable.

[2] Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

[3] Represents severance payments and other related benefits for terminated employees in connection with the restructuring plan.

[4] Represents certain legal, regulatory, and policy expenses related to worker classification matters.

[5] Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

[6] Represents issuance costs related to the issuance of our Series A Preferred Stock.

[7] Totals of percent of GTV may not foot due to rounding.

Q2 2024

20